Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2017 Results, Revises Full Year Guidance and

Announces a $400 Million Share Repurchase

HIGHLIGHTS

•	Third quarter 2017 earnings per fully diluted share decreased to $0.50 compared to earnings of $0.65 in 2016
•	Third quarter 2017 adjusted earnings per fully diluted share was $0.67, $0.03 below third quarter 2016
•	Third quarter 2017 net sales decreased 2.4% compared to the same period last year, more than explained by disposition-related decreases of 2.9%
•	TreeHouse lowers full year guidance and issues fourth quarter earnings per fully diluted share guidance of $0.91 to $1.01
•	TreeHouse announces $400 million share repurchase authorization representing approximately 10% of shares outstanding

Oak Brook, IL, November 2, 2017 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter GAAP earnings per fully diluted share of $0.50 compared to GAAP earnings of $0.65 reported for the third quarter of 2016. The Company reported adjusted earnings per fully diluted share1 for the third quarter of $0.67 compared to adjusted earnings of $0.70 for the third quarter of 2016.

“We are disappointed that third quarter results came in below our expectations. Aggregate sales were relatively flat excluding the soup divestiture and operations struggled as we faced further unanticipated volume pressure, increased manufacturing complexity, and retail bid pricing compression in several segments. While our actions around TreeHouse 2020 are progressing according to schedule, we believe it is necessary to take incremental steps to improve our competitive position, including enhancing our revenue and margin management capabilities and a comprehensive review of selling, general, and administrative costs,” said Sam K. Reed, Chairman and Chief Executive Officer.

“Despite the challenges, we continue to generate strong cash flow and today are pleased to announce a $400 million share repurchase program,” Mr. Reed continued.

Matthew Foulston, Chief Financial Officer of TreeHouse, continued, “In the third quarter, continued weakness in our operating earnings was only partially offset by greater expense control, reduced variable incentive compensation, and favorable taxes. We must intensely focus the company on a back-to-basics strategy that improves our cost structure, enhances service levels, and advances our commercialization capabilities.”

[1]

Adjusted earnings per fully diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

The Company remains on track for Phase 1 of its TreeHouse 2020 restructuring program, which consists of the closure of two manufacturing facilities and the downsizing of another. In addition, TreeHouse continues to respond to market and business weakness by taking the following actions: First, the Company is assessing and providing support toward improving the Company’s revenue and margin management capabilities, with the goal of restoring balance in its strategic customer relationships; Second, TreeHouse is assessing all selling, general, and administrative expenses across functions, business units, and geographies to identify significant incremental savings by the end of 2018. These savings are targeted to be incremental to the TreeHouse 2020 goals and will be discussed on the fourth quarter earnings call in February 2018.

In a separate release today, the Company announced its Board of Directors has approved a $400 million share repurchase program, which represents approximately 10% of the shares outstanding and the repurchase program may be suspended or discontinued at any time.

OUTLOOK

"As we approach the end of the year, we are lowering our 2017 adjusted earnings per fully diluted share estimate to a range of $2.70 to $2.80, with fourth quarter results in the range of $0.91 to $1.01,” Mr. Reed continued. “We remain as committed as ever to long-term growth, business simplification, and our private label strategy. As retailers step up their efforts to build their private label presence, we continue to believe we are well positioned to provide the greatest combination of choice and value for our customers and their consumers. However, we have a great deal of work to do internally in order to improve our margin structure and cost to serve.”

“While reported earnings have struggled, we have maintained strong positive free cash flow2 of $142.3 million through the third quarter of 2017 and have paid down approximately $300 million of net debt since the third quarter of 2016. We anticipate continued debt reduction through the remainder of the year, net of TreeHouse 2020 and expected capital expenditures. We remain confident in our long term strategy and the cash generating capability of the business, and are committed to delivering shareholder value over time,” Mr. Reed concluded.

Because the Company cannot predict some of the key items impacting reported GAAP results, such as the impact of foreign exchange, the fourth quarter forecast for both GAAP and adjusted earnings is the same. With regard to the full year, TreeHouse provided a GAAP earnings per fully diluted share guidance range of $1.31 to $1.41. The difference between the full year GAAP and adjusted (Non-GAAP) guidance ranges is related to the impact of adjusting for the items noted in the earnings per share reconciliation table for the nine months ended September 30, 2017, equating to $1.39 per fully diluted share.

FINANCIAL RESULTS

Net sales for the third quarter of 2017 totaled $1.5 billion compared to $1.6 billion for the same period last year, a decrease of 2.4%. The change in net sales from 2016 to 2017 was due to the following:

	Three Months	Nine Months
	(unaudited)	(unaudited)
Volume/mix	0.1%	0.1%
Pricing	0.1	(0.3)
Product recalls	0.1	0.3
Acquisition/divestiture	(2.9)	4.6
Foreign currency	0.2	0.1
Total change in net sales	(2.4)%	4.8%

The change in net sales was more than explained by the divestiture of the canned soup and infant feeding business (“SIF”) which contributed 2.9% to the year-over-year decline.  Volume/mix, pricing, and foreign exchange were slightly favorable compared to the prior year, partially offsetting the decline from the divestiture. Included in net sales was a $1.7 million product recall reimbursement, compared to a $0.1 million impact in the prior period, that contributed an increase of 0.1% to net sales year-over-year.

Gross profit as a percentage of net sales was 16.8% in the third quarter of 2017, compared to 18.0% in the third quarter of 2016. Included in cost of sales in the third quarter of 2017 was $1.5 million related to product recall reimbursement compared to expense of $0.2 million in the third quarter of 2016. Also included in cost of sales was $10.2 million of restructuring and margin improvement activities in the third quarter of 2017 compared to $1.0 million in the prior year. These transactions, coupled with the product recall

[2] Free cash flow is a Non-GAAP financial measure. See” Comparison of Adjusted Information to GAAP Information” below for the definition of Free cash flow and a reconciliation of Free cash flow to cash provided by operating activities, the most comparable GAAP measure reimbursement outlined above, lowered gross profit as a percentage of net sales by 0.5% in the third quarter of 2017 and 0.1% in the third quarter of 2016. The remaining 0.8% decrease in gross profit as a percentage of net sales was primarily due to higher operating costs, higher commodity costs, and unfavorable mix, partially offset by a reduction in variable incentive compensation and depreciation.

Operating expenses decreased $5.7 million, or 2.7%, in the third quarter of 2017 compared to the third quarter of 2016. Operating expenses as a percentage of net sales remained flat year-over-year at 13.1%. Included in operating expenses in the third quarter of 2017 was $4.0 million of acquisition, integration, divestiture, and related costs and $10.5 million of restructuring and margin improvement activities compared to $4.5 million and $4.9 million, respectively, in the third quarter of 2016. These charges increased operating expenses as a percentage of net sales 1.0% in the third quarter of 2017 compared to 0.6% in the third quarter of 2016. Excluding the aforementioned items, operating expense as a percentage of net sales decreased 0.4% compared to the prior year mostly related to a reduction in variable incentive compensation.

Total other expenses, which includes interest expense, interest income, gain on foreign currency exchange, and other (income) expense, net increased $2.7 million compared to the third quarter of 2016 primarily due to lower gains from hedging activities, partially offset by favorable fluctuations between the U.S. and Canadian dollar during the respective periods.

Income tax expense of $1.3 million was recorded in the third quarter of 2017 compared to expense of $15.2 million for the same period of 2016. The effective tax rate was 4.3% for the third quarter of 2017 compared to 28.9% for third quarter of 2016. The change in the effective tax rate is primarily a result of the income tax benefit from the release of reserves for unrecognized tax benefits due to the lapse of statutes and a benefit from foreign tax credits on a year-over-year basis. The Company’s effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net income for the third quarter of 2017 was $28.8 million, compared to net income of $37.4 million for the same period of the previous year. Adjusted EBITDAS3 was $148.0 million in the third quarter of 2017, a 12.7% decrease compared to the third quarter of 2016. The decrease in adjusted EBITDAS was primarily due to higher operating costs, higher commodity costs, and unfavorable mix, partially offset by a reduction in variable incentive compensation.

The Company’s third quarter 2017 results included six items noted below that, in management’s judgment, affect the assessment of earnings.

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Diluted earnings per share per GAAP	$0.50	$0.65	$0.40	$0.95
Restructuring and margin improvement activities	0.35	0.10	0.68	0.23
Acquisition, integration, divestiture, and related costs	0.07	0.08	1.71	0.90
Mark-to-market adjustments	(0.03)	(0.12)	0.01	(0.07)
Product recall (reimbursement) costs	(0.06)	-	(0.15)	0.27
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.07)	0.02	(0.13)	(0.09)
Taxes on adjusting items	(0.09)	(0.03)	(0.73)	(0.39)
Adjusted diluted EPS	$0.67	$0.70	$1.79	$1.80

[3] Adjusted EBITDAS is a Non-GAAP financial measure. See” Comparison of Adjusted Information to GAAP Information” below for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of Adjusted EBITDAS to net income, the most comparable GAAP measure.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$351.2	$329.4	$1,016.6	$871.8
Direct operating income	46.9	33.8	121.3	97.4
Direct operating income percent	13.4%	10.3%	11.9%	11.2%

Change in Net Sales from Prior Year

Volume/mix	6.6%	1.1%
Pricing	(0.2)	(0.7)
Acquisition/divestiture	—	16.1
Foreign currency	0.2	0.1
Total change in net sales	6.6%	16.6%

The change in net sales in the Baked Goods segment in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to favorable volume/mix from increased distribution predominantly in the cracker and cookie categories, partially offset by unfavorable pricing from competitive pressure. The change in direct operating income margin in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to higher volume, lower commodity (flour, sugar, and eggs) and operating costs, and lower selling, general, and administrative expenses.

Beverages

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$244.9	$234.9	$759.1	$672.7
Direct operating income	51.7	63.8	170.7	175.6
Direct operating income percent	21.1%	27.2%	22.5%	26.1%

Change in Net Sales from Prior Year

Volume/mix	6.0%	14.9%
Pricing	(1.7)	(1.7)
Acquisition/divestiture	—	(0.4)
Total change in net sales	4.3%	12.8%

The change in net sales in the Beverages segment in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to favorable volume/mix from increased distribution, principally in the single serve beverages, creamer, broth, and liquid beverages categories, partially offset by unfavorable pricing from competitive pressure. The change in direct operating income margin in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to higher operating costs, lower pricing, higher freight, and unfavorable commodity costs (oils), partially offset by lower selling, general, and administrative expenses.

Condiments

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$333.8	$322.9	$988.8	$959.0
Direct operating income	34.4	38.0	102.2	115.0
Direct operating income percent	10.3%	11.8%	10.3%	12.0%

Change in Net Sales from Prior Year

Volume/mix	1.7%	0.7%
Pricing	1.0	0.1
Acquisition/divestiture	—	2.1
Foreign currency	0.7	0.2
Total change in net sales	3.4%	3.1%

The change in net sales in the Condiments segment in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to favorable volume/mix from increased distribution, predominantly in the pickles, dressings, cheese, and salsa categories, favorable pricing, and favorable foreign currency exchange rates. The change in direct operating income margin in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to improved volume and price more than offset by higher commodity costs (soy bean oil and dairy) and higher operating costs, partially offset by lower selling, general, and administrative expenses.

Meals

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$284.6	$347.9	$897.0	$937.3
Direct operating income	32.1	33.1	99.9	88.9
Direct operating income percent	11.3%	9.5%	11.1%	9.5%

Change in Net Sales from Prior Year

Volume/mix	(4.2)%	(2.6)%
Pricing	(0.9)	(1.3)
Acquisition/divestiture	(13.1)	(0.4)
Total change in net sales	(18.2)%	(4.3)%

The change in net sales in the Meals segment in the third quarter of 2017 compared to the third quarter of 2016 was more than explained by the divestiture of the SIF business, unfavorable volume/mix from competitive pressure (principally in the ready-to-eat cereal category), and unfavorable pricing from competitive pressure. The change in direct operating income margin in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to lower costs related to the SIF divestiture and favorable depreciation, partially offset by higher operating costs.

Snacks

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$332.6	$351.7	$940.2	$967.5
Direct operating income	1.8	18.5	24.4	47.3
Direct operating income percent	0.5%	5.3%	2.6%	4.9%

Change in Net Sales from Prior Year

Volume/mix	(7.1)%	(9.2)%
Pricing	1.7	1.5
Acquisition/divestiture	—	4.9
Total change in net sales	(5.4)%	(2.8)%

The change in net sales in the Snacks segment in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to unfavorable volume/mix from soft consumer trends and the exit of low margin co-pack business, partially offset by favorable pricing from commodity-based price increases. The change in direct operating income margin in the third quarter of 2017 compared to the third quarter of 2016 was primarily due to higher commodity costs (predominantly in cashews), unfavorable mix, and higher operating costs, partially offset by lower selling, general, and administrative expenses.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

We have included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, and the Condensed Consolidated Statements of Cash Flows. We believe these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, we provide a reconciliation between the Non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“Adjusted Diluted EPS”) reflects adjustments to GAAP earnings per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of adjusted diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Consolidated Statements of Operations, is presented above.

Adjusted Net Income and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net income as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBITDAS represents adjusted net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBITDAS is a performance measure commonly used by management to assess operating performance, and the Company believes it is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net income for the three and nine month periods ended September 30, 2017 and 2016 calculated according to GAAP, adjusted net income, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring our cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. We believe free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, and repurchasing our common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the nine months ended September 30, 2017 calculated according to GAAP and free cash flow is presented in the attached tables.

Conference Call Webcast

A webcast to discuss the Company’s third quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer consolidation; raw material and commodity costs; competition; integration of the Private Brands acquisition and our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Net sales	$1,548.8	$1,586.9	$4,607.2	$4,398.5
Cost of sales	1,288.7	1,301.3	3,783.8	3,622.5
Gross profit	260.1	285.6	823.4	776.0
Operating expenses:
Selling and distribution	95.6	102.2	295.0	292.0
General and administrative	67.1	71.9	229.3	244.6
Amortization expense	28.5	28.6	85.8	80.9
Other operating expense, net	11.1	5.3	111.9	10.3
Total operating expenses	202.3	208.0	722.0	627.8
Operating income	57.8	77.6	101.4	148.2
Other expense:
Interest expense	31.4	30.8	92.9	88.0
Interest income	(0.4)	(0.1)	(3.5)	(3.5)
Gain on foreign currency exchange	(2.5)	(1.1)	(2.8)	(6.0)
Other (income) expense, net	(0.8)	(4.6)	1.0	(0.3)
Total other expense	27.7	25.0	87.6	78.2
Income before income taxes	30.1	52.6	13.8	70.0
Income taxes	1.3	15.2	(9.0)	16.8
Net income	$28.8	$37.4	$22.8	$53.2

Net earnings per common share:
Basic	$0.50	$0.66	$0.40	$0.96
Diluted	$0.50	$0.65	$0.40	$0.95
Weighted average common shares:
Basic	57.3	56.8	57.1	55.4
Diluted	57.7	57.6	57.7	56.2

Supplemental Information:
Depreciation and amortization	$74.2	$75.3	$213.2	$208.1
Stock-based compensation expense, before tax	6.6	8.5	25.2	22.8

The following table reconciles the Company’s net income to adjusted net income and adjusted EBITDAS for the three and nine months ended September 30, 2017 and 2016:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED EBITDAS

(In millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2017	2016	2017	2016
		(unaudited in millions)
Net income per GAAP		$28.8	$37.4	$22.8	$53.2
Product recall (reimbursement) costs	(1)	(3.2)	0.1	(8.4)	15.3
Foreign currency (gain) loss on re-measurement of intercompany notes	(2)	(4.2)	1.4	(7.6)	(5.2)
Mark-to-market adjustments	(3)	(1.9)	(6.8)	0.6	(3.9)
Acquisition, integration, divestiture, and related costs	(4)	3.8	4.5	98.5	50.6
Restructuring and margin improvement activities	(5)	20.7	5.9	39.5	12.9
Less: Taxes on adjusting items		(5.1)	(1.9)	(42.0)	(22.2)
Adjusted net income		38.9	40.6	103.4	100.7
Interest expense		31.4	30.8	92.9	88.0
Interest income		(0.4)	(0.1)	(3.5)	(3.5)
Income taxes		1.3	15.2	(9.0)	16.8
Depreciation and amortization	(6)	65.1	73.0	199.6	203.3
Stock-based compensation expense	(7)	6.6	8.2	25.2	22.2
Add: Taxes on adjusting items		5.1	1.9	42.0	22.2
Adjusted EBITDAS		$148.0	$169.6	$450.6	$449.7

			Three Months Ended		Nine Months Ended
		Location in Condensed	September 30,		September 30,
		Consolidated Statements of Operations	2017	2016	2017	2016
			(unaudited in millions)
(1)	Product recall (reimbursement) costs	Net sales	$(1.7)	$(0.1)	$(5.4)	$9.8
		Cost of sales	(1.5)	0.2	(3.0)	5.5
(2)	Foreign currency (gain) loss on re-measurement of intercompany notes	Gain on foreign currency exchange	(4.2)	1.4	(7.6)	(5.2)
(3)	Mark-to-market adjustments	Other (income) expense, net	(1.9)	(6.8)	0.6	(3.9)
(4)	Acquisition, integration, divestiture, and related costs	General and administrative	3.4	4.5	12.7	42.0
		Other operating expense, net	0.6	—	85.8	—
		Other (income) expense, net	(0.2)	—	—	0.1
		Cost of sales	—	—	—	8.5
(5)	Restructuring and margin improvement activities	Other operating expense, net	10.5	4.9	26.0	9.0
		Cost of sales	10.2	1.0	13.5	3.9
(6)	Depreciation and amortization included as an adjusting item	Cost of sales	9.1	2.3	13.3	4.8
		General and administrative	—	—	0.3	—
(7)	Stock-based compensation expense included in acquisition, integration, divestiture, and related costs	General and administrative	—	0.3	—	0.6

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In millions)

	Nine Months Ended September 30,
Free Cash Flow	2017	2016
	(In millions)
Cash flow provided by operating activities	$263.4	$298.4
Less: Capital expenditures	(121.1)	(142.8)
Free cash flow	$142.3	$155.6